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                                                             Exhibit (m)(1)(iii)

(ING FUNDS LOGO)

January 1, 2006

ING Equity Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Re: Waiver of Fee Payable under Fourth Amended and Restated Distribution and
    Service Plan for the Class A Shares

Ladies and Gentlemen:

     By this letter dated January 1, 2006, we have agreed to waive the distribution fee payable to us under the Fourth Amended and Restated Distribution and Service Plan for Class A Shares of ING Disciplined LargeCap Fund, ING MidCap Opportunities Fund and ING SmallCap Opportunities Fund (the "Funds"), each a series of ING Equity Trust (the "Plan"), of 0.05% of the average daily net assets attributable to Class A Shares of the Funds for the period from January 1, 2006 through and including December 31, 2006.

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                        Sincerely,


                                        /s/ Michael J. Roland
                                        ----------------------------------------
                                        Michael J. Roland
                                        Executive Vice President


Agreed and Accepted:
ING Equity Trust
(on behalf of the Funds)


By: /s/ Robert S. Naka
    ---------------------------------
    Robert S. Naka
    Senior Vice President

7337 E. Doubletree Ranch Rd.     Tel: 480-477-3000    ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034        Fax: 480-477-2744
                                 www.ingfunds.com